                                                                   EXHIBIT 10.21

                             Oki Data Americas, Inc.

                             OEM PURCHASE AGREEMENT

Transact Technologies Inc., with a location at 7 Laser Lane, Wallingford, CT 06492 (hereinafter "Customer") agrees to purchase and Oki Data Americas, Inc., with a location at 2000 Bishops Gate Boulevard, Mt. Laurel, New Jersey 08054-4620 (hereinafter "Oki Data") agrees to sell the Product(s), in the quantity specified in the annexed Exhibit A (the Specified Quantity), at the prices set forth in that Exhibit A and upon the terms and conditions set forth herein. "Products" as used herein and throughout the Agreement pertain to printer kits which will be further modified by Customer to create Customer's end product for resale

1. TERM OF AGREEMENT

      The term of this Agreement shall be two (2) years commencing on June 8, 2001 (the Effective Date). Orders placed during this twenty-four (24) month ordering period must be scheduled for delivery within thirty (30) months of the Effective Date.

2. CUSTOMER ORDERS

      Purchases by Customer will be by individual written Customer purchase orders made during the term of this Agreement issued to and accepted by Oki Data. Each purchase order, subject to the conditions set forth in Paragraph 4 below, shall set forth the desired delivery schedule for each Product.

3. QUANTITY OF PRODUCT

      During the term of this Agreement, Customer anticipates purchasing a total quantity of fifty thousand ( 50,000 ) units of Product over the term of the Agreement.

4. PRICES

      A. The unit price for the Specified Quantity and any quantity in excess thereof purchased by Customer shall be as set forth in Exhibit A. Prices will be firm through March 31, 2001. The parties agree to meet mid October of 2001 to discuss pricing which will become effective for purchases after March 31,

            2001.

      B. Oki Data warrants that the prices, terms and conditions offered under this Agreement are no less favorable than those offered to other OEM customers buying similar products in similar quantities.

      C. Should Oki Data decrease the price of like products to its other OEM customers, any such decrease will be passed on to the Customer to the extent that Oki Data offers the same price reduction to its other customers, procuring the same volumes and who are similarly situated. Price decreases do not include marketing programs or price changes that Oki Data may offer through its other channels of distribution, including, but not limited to, spiffs, rebates, one time offers and or marketing incentives.

5.    RESCHEDULING OF DELIVERIES

      Deliveries pursuant to each purchase order shall be scheduled to commence no earlier than one hundred and twenty (120) days after receipt of such purchase order by Oki Data. With respect to any Product on any single purchase order, Customer may, by issuing a written amendment to that purchase order, and upon the following conditions, reduce the quantity of the Product to be delivered in accordance with the purchase order delivery schedule:

            (i) There has been no prior reduction in delivery of that Product on that purchase order. A new delivery schedule will be set forth in the amendment for Products deleted from the original delivery schedule of the purchase order.

            (ii) A maximum reduction of seventy-five percent (75%) of the quantity may be made provided the written amendment is received by Oki Data more than sixty (60) days prior to the scheduled delivery.

            (iii) A maximum reduction of fifty percent (50%) of the quantity may be made provided the written amendment is received by Oki Data more than thirty (30) days prior to the scheduled delivery.

            (iv) Any attempted reduction exceeding the quantities set forth in this Paragraph 5, and any attempted reduction made within sixty (60) days prior to the scheduled delivery may, at the option of Oki Data, be treated as a cancellation, effective on the date of Oki Data's receipt of the amendment to the purchase order, and Customer shall pay the cancellation charges set forth in the Paragraph 6 below.


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

6.    CANCELLATION CHARGES

      A. In the event Customer cancels any purchase order or portion thereof, Customer, upon receipt of invoice shall pay Oki Data cancellation charges computed for Product as follows:

               Cancellation Notice
               Received By Oki Data              Cancellation Charge
            Excess of sixty (60) days.           No charge.

            31 to 60 days prior to               Ten (10%) percent of the
            originally scheduled                 Specified Quantity price.
            delivery date.

      Cancellation notices received within the thirty (30) day period prior to the originally scheduled delivery or attempted cancellation of a previously rescheduled deliveries will be void and of no force and effect, and Customer will be liable for the full unit price of each Product.

7.    CUSTOMER FORECASTS

      Once each month, at the end of the third week of each month, Customer will furnish to Oki Data a written non-binding forecast of its requirements for the Product(s) and ribbons for the ensuing one hundred eighty (180) days.

8.    PAYMENT

      A. Payment shall be made within thirty (30) days from the date of invoice. Interest shall accrue thereafter at the rate of one and one-half (1 1/2%) percent per month on the unpaid balance.

      B. Prices are exclusive of any sales, use, property, and like taxes. Any such tax Oki Data may be required to collect or pay upon the sale or delivery of the Products shall be promptly reimbursed by Customer.

9. PATENT INDEMNITY

      A. Oki Data shall defend or settle any suit or proceeding brought against Customer to the extent that such suit or proceeding is based on a claim that Products manufactured to Oki Data's design and purchased hereunder constitute an infringement of an existing United States Patent, copyright, or other intellectual property right provided Oki Data is notified promptly in writing and given complete authority, information and assistance required for defense of same, and Oki Data shall pay all damages and costs awarded as a result thereof against Customer. Oki Data, however, shall not be responsible for any cost, expense, or compromise incurred or made by Customer without Oki Data's prior written consent.

      B. In the event any Product furnished hereunder is, in Oki Data's opinion, likely to or does become the subject of a claim of infringement of a patent, Oki Data may, at its option and expense, procure for Customer the right to continue using the Product, replace same with a non-infringing Product of similar capability, or modify the Product so it becomes non-infringing. If, in Oki Data's opinion, none of the foregoing alternatives is reasonably available to Oki Data, Oki Data may terminate this Agreement forthwith by written notice to Customer and, upon return or disposal of the Product in accordance with the written instructions of Oki Data, refund the price paid by Customer, less straight line depreciation on the basis of a five (5) year life of the Product.

      C. Oki Data shall have no responsibility or liability for any claim of infringement (i) arising out of the use of its Products in combination with non-Oki Data products, or (ii) if such infringement arises out of Product manufactured to Customer's design, or (iii) if such infringement arises as a result of a customer modification to the Product.

      D. The foregoing states the entire liability of Oki Data with respect to infringement of any patent by the Products of Oki Data or any parts thereof and, anything herein to the contrary notwithstanding, Oki Data's liability to Customer hereunder shall in no event exceed the total price plus taxes and other associated charges paid to Oki Data by Customer for each infringing Product purchased pursuant to this Agreement.

10. TERMINATION


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

      This Agreement may be terminated or canceled as follows:

      A. By either party at any time if the other party violates any provision of this Agreement. The defaulting party shall have a period of thirty (30) days from the date of receipt of written notice from the non-defaulting party describing the fact and nature of the default within which to remedy the default. Should Customer be the defaulting party, Oki Data, during the aforesaid thirty (30) day period, shall be relieved of any obligations imposed on it by this Agreement until the default is cured. The termination shall become effective at the end of the thirty (30) day period if the defaulting party has failed to remedy the default.

      B. If either party (i) admits in writing its inability to pay its debts generally as they become due, or (ii) makes an assignment for the benefit of its creditors, or (iii) institutes or consents to the filing of a petition in bankruptcy, whether for reorganization or liquidation, under federal or similar applicable state laws, or (iv) is adjudged bankrupt or insolvent by a court having jurisdiction, then in either of such events, the other party may, by written notice, immediately terminate this Agreement.

      C. Customer's obligation to pay for all Products received by it hereunder shall survive termination of this Agreement. Moreover, should termination be effected by Oki Data for any of the reasons set forth in this Paragraph10, Customer shall be liable for the undelivered quantity of Products to the same extent as if Customer had canceled deliveries pursuant to Paragraphs 5 or 6 above, at Oki Data's option.

11. SHIPPING AND RISK OF LOSS

      All prices are F.O.B. Oki Data's facilities, Mt. Laurel New Jersey. Oki Data will package the Products in accordance with accepted standard commercial practices for normal shipment considering the type of Product involved and the normal risks encountered in shipments. Customer shall designate the method of shipment on each individual purchase order issued against this Agreement. Oki Data shall arrange for shipment by the designated method. All transportation charges are freight collect.

12. LIMITATION OF LIABILITY

      In no event will Oki Data be liable for loss of profits or incidental, special, or consequential damages arising out of any breach of obligations under this Agreement, nor will Oki Data be liable for any damages caused by delay in delivery of the Products being purchased hereunder.

13. VALUE ADDED

      Customer warrants and represents that the Products purchased hereunder are for use and resale by Customer as part of, or as accessories to, equipment manufactured or assembled by Customer, or are modified by Customer so as to change the Products normal functionality from that Product as sold to Customer by Oki Data.

14. EXPORT RESTRICTIONS

      Customer warrants that it shall not at any time make or permit any export or reexport of Oki Data Products directly or indirectly to any country, without full compliance with United States export laws and regulations as issued by the United States Department of Commerce, Office of Export Administration, as amended from time to time, as those laws and regulations apply to Oki Data Products, and all other things delivered to, or derived from things delivered to, Customer under the OEM Purchase Agreement. Customer's failure to comply with the requirements of this paragraph constitutes an event of default giving Oki Data the right to terminate the OEM Purchase Agreement immediately.

15. CONFIDENTIALITY AND PROPRIETARY RIGHTS

      Each party (including its agents and employees) warrants that it shall not disclose to any third party, or use or reproduce for any purpose whatsoever the Intellectual Property of the other party, and shall treat as proprietary the other parties , trade secrets, technical data, methods, processes or procedures or any other confidential, financial, or business information or data obtained from the other party which the receiving party has access to or becomes aware of during the course of its performance of the OEM Purchase Agreement, without the prior written consent of the disclosing party.

      Nothing herein shall limit Customer's use or dissemination of information not derived from Oki Data, or any information that was, or subsequently has been, made public by Oki Data. This obligation shall survive the cancellation or other termination of the OEM Purchase Agreement.

16. WARRANTY

      All Products purchased under this Agreement are sold without warranty. Receiving


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

inspection quality issues will be addressed between the parties.

17. SPARE PARTS

       A. Spare parts, and the prices therefor, for Products purchased hereunder shall be listed in Oki Data's Suggested End-User Price List issued from time to time by Oki Data. Suitable spare parts will be available for a period of seven (7) years from the date of last delivery under this Agreement and may be purchased by the issuance of a Customer purchase order acceptable to Oki Data. If Customer requires spare parts after they are no longer available from Oki Data, Oki Data will provide available drawings or purchase specifications to assist Customer in obtaining the products from other sources. The documentation to be supplied will be that documentation as is in existence at that time.

       B.     The minimum spare parts order is fifty dollars ($50.00).

       C. Spare parts for the Products and their prices will be listed in the Recommended end user Spare Parts List (RSPL) which will be issued from time to time by Oki Data. Effective October 1, 2001, spare parts pricing will go from fifty (50%) percent off list price to forty (40%) percent off list price with exception of the following spare parts for which the discount will remain at fifty (50%) percent off list price; part number 55080201, main control board, M90 serial; and part number 40140601, M150 Serial I/F board; and, part number 40297801, M150 Parallel I/F board.

       D. Ribbons and manuals have special pre-discounted prices and are therefor not subject to the above discount. Purple ribbon part number 52108701 is $* each, and the black ribbon part number 52109401 is $* each.

       E. The aforementioned pricing, as contained in this paragraph 17 will remain in effect until March 31, 2002.

18. GENERAL PROVISIONS

      A. All notices required to be given hereunder will be sent by registered or certified mail, return receipt requested, postage prepaid or by prepaid overnight courier, forwarded to the appropriate party at the address shown below, or at such other addresses as that party may, from time to time, advise in writing, and which have been received in the ordinary course of post.



* Confidential treatment requested

      B. Neither party shall have the right to assign its rights or obligations under this Agreement except with the written consent of the other party, provided, however, that a successor in interest by merger, by operation of law, or by assignment, purchase of otherwise of the entire business of either party, shall acquire all interest of such party hereunder. Any prohibited assignment shall be null and void.

      C. The failure of either party to enforce at any time the terms, conditions, requirements, or any other provisions of this Agreement shall not be construed as a waiver by such party of any succeeding non-performance of the same term, condition, requirement or any other provision of this Agreement.

      D. The headings of paragraphs contained herein are for convenience and reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation thereof.

      E. The parties agree that if any portion of this Agreement shall be held illegal and/or unenforceable, the remaining portions of this Agreement shall continue to be binding and enforceable provided that the effectivity of the remaining portion of this Agreement would not defeat the overall business intent of the parties, or give one party any substantial financial benefit to the detriment of the other party.

      F. This Agreement and its appendices shall be governed by the laws of the party against whom a claim is being made in any dispute, or if such claim is made in litigation, by the laws of the state of the defendant.

      G. This Agreement constitutes the entire Agreement between the parties and supersedes all prior discussion either oral or in writing.

      H. The terms and conditions of this Agreement will prevail notwithstanding any variance with the terms and conditions of any order or release submitted by Customer, or any release acknowledgment returned by Oki Data. Except as expressly set forth in this Agreement, this Agreement shall not be deemed, or construed to be, modified, amended, rescinded, or canceled in whole or in part, except by written amendment executed by the parties hereto.

      I. EXHIBIT A, PRICES attached hereto, are hereby incorporated herein by this reference.


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

      IN WITNESS WHEREOF, the parties hereto have set their names on the dates hereinafter set forth.

Transact Technologies, Inc.             Oki Data Americas, Inc.


/s/ Bart C. Shuldman                       /s/ David L. Vaughn
----------------------------------      ----------------------------------------
Signature                               Signature

Bart C. Shuldman                        David L. Vaughn
----------------------------------      ----------------------------------------
Name                                    Name

Chairman and CEO                        Sr. Manager, Legal Affairs
----------------------------------      ----------------------------------------
Title                                   Title

June 21, 2001                           June 26, 2001
----------------------------------      ----------------------------------------
Date                                    Date


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

                                    EXHIBIT A

                                     PRICES

OKIDATA KIT           PART NUMBER           MINIMUM ORDER           NEW PRICING
    M90                58238101                  500                    $*

   M150P               40248402                  500                    $*

   M150S               40248401                  500                    $*

   M172P               58221401                  500                    $*

   M172S               58221501                  500                    $*

 ML172IGT              40248403                  500                    $*

The pricing table above is effective for orders for delivery after December 8, 2001 through March 31, 2002.

* Confidential treatment requested.


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